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Euronet Worldwide, Inc.

Stephanie Taylor

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Euronet Worldwide Announces the Appointment of Michael N. Frumkin to the Board of Directors

LEAWOOD, KANSAS, USA – June 10, 2020 - Euronet Worldwide, Inc. ("Euronet" or the "Company") (NASDAQ:EEFT), a leading global financial technology solutions and payments provider, announced today the appointment of Michael N. Frumkin to its Board of Directors effective June 9, 2020.  Mr. Frumkin founded and leads Google’s Accelerated Science Team; whose primary aim is to bring Google’s expertise in machine intelligence and machine perception to bear on fundamental scientific research.

“We are extremely pleased to welcome Mr. Frumkin to our Board,” stated Michael J. Brown, Euronet’s Chairman and Chief Executive Officer.  “He is a talented and experienced Computer and Software Engineer and Executive whose vast experience leading critical engineering projects, overseeing significant software infrastructure projects, and performing technical due diligence and advisory services at high performance technology companies like NeXT and Google, will prove invaluable as we continue to advance our technology solutions across all three of our segments.”

Prior to working at Google, Mr. Frumkin was the Chief Technology Officer at Gamechange, Inc., an early stage venture fund. He also worked as a software engineer at NeXT working on distributed computing systems and Excite where he was responsible for web crawl and e-commerce engineering initiatives.  Mr. Frumkin graduated with Bachelor of Science and Master of Science degrees in Computer Science and Engineering from MIT.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of digital media and prepaid mobile phone time.

Euronet's global payment network is extensive - including 42,176 ATMs, approximately 329,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 61 countries; card software solutions; a prepaid processing network of approximately 732,000 POS terminals at approximately 336,000 retailer locations in 54 countries; and a global money transfer network of approximately 402,000 locations serving 158 countries. With corporate headquarters in Leawood, Kansas, USA, and 66 worldwide offices, Euronet serves clients in approximately 170 countries. For more information, please visit the Company's website at www.euronetworldwide.com.